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                                                                 EX-3.(i)(n)

                            ARTICLES OF INCORPORATION
                                       OF
                        CMN ASSOCIATED PUBLICATIONS, INC.

      FIRST: The name of the corporation is CMN Associated Publications, Inc.

      SECOND: The corporation is organized for the purpose of transacting any or all lawful business, not required to be specifically stated herein, for which corporations may be incorporated under Virginia law.

      THIRD: The corporation shall have the authority to issue up to 1,000 shares of Class A common stock, each such share to have a par value of $1.00. No holder of shares of of common stock or any other securities of the corporation shall be entitled to the preemptive right to subscribe to additional shares of common stock, to warrants or rights for the purchase of such shares or to securities convertible into such shares.

      FOURTH: The stated capital of the corporation may be reduced in any manner provided by law without the assent of the stockholders of the corporation.

      FIFTH: The post office address of the initial registered office is 1200 Mutual Building, in the City of Richmond, and the initial registered agent at that address is Charles W. Laughlin, who is a resident of the State of Virginia and a member of the Virginia State Bar.

      SIXTH: The number of directors shall be fixed by the by-laws of the corporation. In the absence of a bylaw fixing the

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number it shall be one. The initial director shall be Alan R. Brill, whose address is 7417 East Olive Street, Evansville, Indiana 47715.

      SEVENTH: The corporation shall indemnify each director and officer against liabilities (including judgments and fines and reasonable attorney's fees, costs and expenses and reasonable amounts paid in settlement) incurred by him in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (any of which is hereinafter referred to as a "proceeding") to which he may be made a party by reason of his being or having been a director or officer of the cor-poration, except in relation to any proceeding in which he has been adjudged liable because of willful misconduct, bad faith or gross negligence involved in the conduct of his office or, in relation to any criminal proceeding, in which he had reasonable cause to believe his conduct was unlawful (any of which behavior is hereinafter referred to as "misfeasance"), provided, however, that even if he is guilty of misfeasance he shall be entitled to such indemnification as shall be finally ordered by a court. In the event of the disposition of any proceeding in which no determination of misfeasance has been made, such indemnity shall be conditioned upon a prior determination that the director or officer acted in good faith and without misfeasance, and that such payments or obligations arc reasonable. Such determination shall be made (i) by-the Board of Directors by a majority vote of a
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quorum consisting of directors who were not parties to such proceeding, (ii) by independent legal counsel in a written opinion if such a quorum is not obtainable, or, even if obtainable, if a majority of disinterested directors so directs, or (iii) by the shareholders. Directors eligible to make any such determination or to -refer any such determination to independent legal counsel must act with reasonable promptness when indemnificaiton is sought by any director or officer.

      Expenses incurred in defending any proceeding may be paid by the corporation in advance of the final disposition of such proceeding, if authorized in the manner set forth in the preceding paragraph, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to indemnification.

      Every reference herein to director or officer shall include every director or officer or former director or officer of the cor-poration and every person who may have served at the request of the corporation or one of its subsidiaries as a director or officer or in a similar capacity of another corporation (stock or non-stock), partnership. joint venture, trust or other enterprise and, in all such cases, the heirs, executors, and administrators of such officer or director.

      The corporation may further indemnify each officer and director in any other manner permitted by law, and shall so indemnify them if directed to do so by the stockholders.
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      Given under by hand this 17th day of December, 1982.


                                          -------------------------------
                                          Douglas R. Maxwell Incorporator